EXHIBIT 99.2

PIERIS AG

PIERIS AG

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$936,183	$3,689,382
Restricted cash	54,418	72,497
Trade accounts receivable	—	481,810
Other current assets	512,202	449,733
Prepaid expenses	67,391	60,477
Income tax receivable	15,274	66,479

Total current assets	1,585,468	4,820,378
Property and equipment, net	1,989,709	2,437,677
Deferred tax asset	57,887	18,877

Total assets	$3,633,064	$7,276,932

The accompanying notes are an integral part of these financial statements.

PIERIS AG

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$251,930	$278,008
Accrued expenses	178,852	559,629
Other current liabilities	509,089	160,484
Bank loan, including accrued interest, current portion	631,400	206,490
Deferred revenue	52,218	544,562
Deferred tax liabilities	57,887	18,877

Total current liabilities	1,681,376	1,768,051
Accrued expenses, non-current	348,533	379,942
Convertible stockholder loans, including accrued interest	4,415,170	3,098,502
Bank loan, including accrued interest, net of current portion	694,540	1,445,430
Preferred share subscription	1,262,800	—

Total liabilities	8,402,419	6,691,925

Commitments and contingencies
Stockholders’ equity
Common stock, €1 par value, 59,993 shares authorized and 59,993 shares issued and outstanding at September 30, 2014 and December 31, 2012	53,889	53,889
Preferred stock, €1 par value, 919,708 shares authorized and 919,708 shares issued and outstanding at September 30, 2014 and December 31, 2013	1,214,914	1,214,914
Additional paid-in capital	56,351,363	56,351,363
Receivable from issuance of shares	(121,801)	(121,801)
Accumulated other comprehensive loss	(626,944)	(956,274)
Accumulated deficit	(61,640,776)	(55,957,084)

Total stockholders’ equity	(4,769,355)	585,007

Total liabilities and stockholders’ equity	$3,633,064	$7,276,932

The accompanying notes are an integral part of these financial statements.

PIERIS AG

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Revenues	$2,089,831	$9,001,738
Operating costs and expenses
Research and development	(3,268,262)	(7,562,760)
General and administrative	(4,103,805)	(1,901,000)

	(7,372,067)	(9,463,760)
Loss from operations	(5,282,236)	(462,022)
Other income (expense)
Interest expense	(404,288)	(384,145)
Other income, net	2,812	5,445

	(401,476)	(378,700)
Loss before income taxes	(5,683,711)	(840,722)
Income tax benefit	18	—

Net loss	$(5,683,693)	$(840,722)

Net loss per share
Basic and diluted	$(5.80)	$(0.86)
Weighted average number of common shares outstanding Basic and diluted	59,993	59,993

The accompanying notes are an integral part of these financial statements.

PIERIS AG

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Nine months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Net loss	$(5,683,693)	$(840,722)
Other comprehensive loss
Foreign currency translation adjustments	329,330	26,080

Other comprehensive income, before tax	329,330	26,080

Comprehensive loss attributable to the owners of Pieris AG	$(5,354,363)	$(814,642)

The accompanying notes are an integral part of these financial statements.

PIERIS AG

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(5,683,693)	$(840,722)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	278,852	287,201
Non-cash interest expense	365,251	363,970
Changes in operating assets and liabilities:
Restricted cash	12,973	(256,127)
Trade accounts receivable	474,418	(466,456)
Prepaid expenses	(13,215)	(18,789)
Other assets	(114,931)	751,303
Trade accounts payable	(3,324)	(452,672)
Accrued and other liabilities	(450,672)	(1,485,406)
Income taxes	49,064	(14,440)

Net cash used in operations	(5,085,277)	(2,132,138)
Cash flows from investing activities:
Purchase of property and equipment	(14,311)	(49,071)
Proceeds from sale of property and equipment	—	1

Net cash used in investing activities	(14,311)	(49,070)
Cash flows from financing activities:
Proceeds from convertible stockholder loan	1,309,093	285,049
Repayment of debt	(189,420)	—
Proceeds from preferred share subscription	1,355,480	—

Net cash provided by financing activities	2,475,153	285,049
Effect of exchange rate change on cash and cash equivalents	(128,764)	86,009
Net decrease in cash and cash equivalents	(2,753,199)	(1,810,150)
Cash and cash equivalents at beginning of period	3,689,382	6,327,078

Cash and cash equivalents at end of period	$936,183	$4,516,928

Supplemental cash flow disclosures:
Cash paid for interest	$40,664	$19,756
Cash paid (received from) for income taxes	$(51,187)	$10,801

The accompanying notes are an integral part of these financial statements.

PIERIS AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Corporate Information

Pieris AG (the “Company”) is an independent, clinical-stage biopharmaceutical company focused on the discovery and development of biotherapeutics incorporating its proprietary Anticalin® technology. The registered office of Pieris AG is in Freising-Weihenstephan, Germany.

Pieris AG was founded in 2001 by Prof. Dr. Arne Skerra, Professor at the Technical University of Munich, Germany, and Claus Schalper. Through its Seed (2001), Series A (2002) and A1 (2006) financing rounds, Pieris AG received funding of $19,242,951 from international life science investors Global Life Science Ventures (lead), Gilde Healthcare Partners (co-lead), Forbion Capital Partners, BayTech Venture Capital, Bio-M, TCB, KfW and BayernKapital. In this context, Pieris AG issued common as well as preferred shares. Common shares were issued in connection with the Seed financing round and preferred shares were issued in through the Series A and Series A1 financing rounds. In March 2008, Pieris AG closed its Series B financing round, raising $37,216,207 through the issuance of preferred shares.

Pieris Australia Pty Ltd., a wholly owned subsidiary of Pieris AG, was formed on February 14, 2014 to conduct research and development in Australia.

2. Basis of Presentation and Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation of Pieris AG’s unaudited condensed consolidated financial statements have been included. The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or any future period. These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the ‘’Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the audited financial statements and notes thereto for the year ended December 31, 2013.

Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses in the financial statements and disclosures in the accompanying notes. Actual results and outcomes could differ materially from management’s estimates, judgments and assumptions.

Segment Reporting

Pieris AG operates as one operating segment in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 280, Segment Reporting. Pieris AG’s chief operating decision maker (CODM) makes decisions based on the Company as a whole. Accordingly, Pieris AG operates and makes decisions as one reporting unit.

Significant Accounting Policies

The interim condensed consolidated financial statements were prepared based on the same accounting policies as those applied and described in the financial statements as of December 31, 2013 except for the adoption of new standards and interpretations as of January 1, 2014.

Milestone Payments and Royalties

At the inception of each agreement that includes milestone payments, Pieris AG evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone, or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. Pieris AG evaluates factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required to achieve the respective milestone and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

Pieris AG aggregates milestones into three categories (i) research milestones, (ii) development milestones and (iii) commercial milestones. Research milestones are typically achieved upon reaching certain success criteria as defined in each agreement related to developing an Anticalin protein against the specified target. Development milestones are typically reached when a compound reaches a defined phase of clinical research or passes such phase, or upon gaining regulatory approvals. Commercial milestones are typically achieved when an approved pharmaceutical product reaches the status for commercial sale or certain defined levels of net sales by the licensee, such as when a product first achieves global sales or annual sales of a specified amount.

For revenues from research and development milestone payments, if the milestones are deemed substantive and the milestone payments are nonrefundable, such amounts are recognized entirely upon successful accomplishment of the milestones. Milestones that are not considered substantive are accounted for as license payments and recognized on a straight-line basis over the period of performance. To date, Pieris AG has determined all milestones are substantive. Revenues from commercial milestone payments are accounted for as royalties and are recorded as revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met. Royalty payments are recognized in revenues based on the timing of royalty payments earned in accordance with the agreements; which typically is the period when the relevant sales occur, assuming all other revenue recognition criteria are met.

Adoption of New Accounting Standards

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (ASU 2013-02). Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated Other Comprehensive Income (AOCI) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 became effective for non emerging growth companies for reporting periods beginning after December 15, 2012. For Pieris AG as an emerging growth company ASU 2013-02 became effective on January 1, 2014. There were no significant reclassifications out of AOCI to net income for the nine months ended September 30, 2014.

3. Revenues

General

Pieris AG has not generated revenues from product sales. Pieris AG has generated revenues pursuant to (i) license and collaboration agreements, which include upfront payments for licenses or options to obtain licenses, payments for research and development services and milestone payments, and (ii) government grants.

Collaborations and Other Agreements

Allergan, Inc.

In August 2009, pursuant to an agreement with Allergan, Inc. (“Allergan”), Pieris AG granted Allergan a worldwide exclusive license to develop and commercialize certain drug candidates for the treatment and prevention of ocular diseases. Allergan is responsible for the research, development, manufacturing and commercialization of any products resulting from the license. Pieris AG received a non-refundable upfront payment of $10 million upon execution of the contract in 2009 and is entitled to receive up to an aggregate of $13 million in milestone payments upon the achievement of certain commercial milestones or patents granted to Pieris by the United States Patent and Trademark Office that cover a product licensed to Allergan.

At the inception of the agreement, Pieris AG recognized revenues from the upfront license payment because, based on the stage of development of the licensed product delivered and the development capabilities of Allergan, Pieris AG determined that the license had standalone value. Through September 30, 2014, none of the milestones had been achieved and, as such, Pieris AG has not recognized milestone-related revenues.

Daiichi Sankyo Co., Ltd.

In May 2011, Pieris AG entered into an agreement with Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”), under which Pieris AG will use its proprietary Anticalin® scaffold technology to identify drug candidates against certain targets selected by Daiichi Sankyo, with further development and commercialization performed by Daiichi Sankyo. For any targets selected by Daiichi Sankyo, Pieris AG granted an exclusive, worldwide license for the research, development and commercialization of drug candidates identified by Pieris AG. Pieris AG has handed over further development responsibility for the two collaboration projects to Daiichi Sankyo, which handovers occurred in March 2013 and June 2014.

Upon execution of the agreement, Daiichi Sankyo paid Pieris AG a non-refundable upfront payment in the amount of $10.1 million in consideration for the licenses, and for each licensed product, Pieris AG is entitled to receive potential milestone payments of $102.1 million, plus royalties on the commercial sales of any commercial products. The total milestones are categorized as follows: research milestones - $3.0 million; development milestones - $42.3 million; commercial milestones - $56.8 million; additional diagnostic milestones of $0.9 million. At the inception of the agreement, these milestones were determined to be substantive as there was substantial uncertainty the milestones would be achieved, they would require substantial performance from the entity, and the consideration was reasonable relative to other deliverables. The agreement includes provisions for Pieris AG to provide research services funded by Daiichi Sankyo at agreed upon full-time employee rates during the initial identification and research period.

In accordance with the guidance in ASC 605-25, Pieris AG identified the licenses and research funding as deliverables at the inception of the arrangement. Pieris AG has determined that the licenses and research services provided by Pieris AG represent one unit of accounting because, based on the stage of development of the licensed product, the research services provided by Pieris AG to identify drug candidates using Pieris AG’s proprietary Anticalin® technology against Daiichi Sankyo’s selected targets were necessary before the licenses would have any standalone value. Therefore, the total arrangement consideration was recognized over the estimated period of substantial involvement, which was determined to be the period during Pieris AG was required to provide research services to discover drug candidates against targets identified. Pieris AG estimated this period would be approximately two years. Pieris AG reassesses the estimated term at the end of each reporting period.

Pieris AG recognized milestone payments of $0.4 million and $0.7 million as revenue for the nine months ended September 30, 2014 and 2013, respectively. The milestone payments in 2013 resulted from the achievement of a success milestone, the initiation of Phase B. The milestone payment in 2014 is based on successful in vitro and in vivo studies. The milestones could not be achieved solely upon the passage of time. For revenue recognition purposes, management determined these milestones to be substantive in accordance with applicable accounting guidance related to milestone revenue. Substantive uncertainty existed at the inception of the arrangement as to whether the milestones would be achieved because of the numerous variables, such as the high rate of failure inherent in research and development activities and the uncertainty involved with obtaining regulatory approval. For the nine months ended September 30, 2014, Pieris AG recognized $1.1 million in revenues related to the Daiichi Sankyo Collaboration, of which $0.4 million related to the achievement of milestones. For the nine months ended September 30, 2013, Pieris AG recognized $4.3 million in revenues, of which $0.7 million related to the achievement of milestones.

Sanofi-Aventis and Sanofi-Pasteur

In September 2010, Pieris AG entered into an agreement with Sanofi-Aventis and Sanofi Pasteur (“Sanofi”), under which Pieris AG agreed to apply its proprietary Anticalin® technology to identify drug candidates against certain targets selected by Sanofi, with further development and commercialization performed by Sanofi. The agreement included the initial identification of two targets by Sanofi, with options to select up to four additional targets. For any targets selected by Sanofi, Pieris AG granted an exclusive, worldwide license for the research, development and commercialization of drug candidates identified by Pieris AG. In addition to the two initial targets selected by Sanofi, Sanofi exercised one of the four options and received a license. The remaining three options expired unexercised.

Upon execution of the agreement, Sanofi paid Pieris AG an upfront payment of $4.9 million in consideration for licenses on the first two targets and options to select an additional four licenses on other targets (with each option requiring an additional upfront payment upon exercise). Additionally, for each licensed product, Pieris AG is entitled to receive milestone payments up to $58.3 million, plus royalties on the sales of any commercial products. The total milestones are categorized as follows: research milestones - $2.1 million; development milestones - $33.5 million; commercial milestones - $22.7 million. At the inception of the agreement, these milestones were determined to be substantive because (i) there was substantial uncertainty the milestones would be achieved, (ii) they would require substantial performance from the entity, and (iii) the consideration was reasonable relative to other deliverables. The agreement included provisions for Pieris AG to provide research services funded by Sanofi at agreed upon full-time employee equivalent rates during the initial identification and research period.

In accordance with the guidance in ASC 605-25, Pieris AG identified the licenses, options to obtain additional licenses and research funding as deliverables at the inception of the arrangement. The options were considered to be substantive at the inception of the agreement. Factors considered in determining the options were substantive were whether (i) Sanofi could obtain the overall objective of the agreement without exercising any options, (ii) Sanofi was able to obtain value from the initial licenses obtained without exercising any options, (iii) the cost to exercise the options was significant relative to the total upfront payment of $4.9 million for two licenses and four options, and (iv) exercising the option created additional financial commitments for Sanofi or imposed economic penalties on Sanofi.

Pieris AG has determined that, for each program selected by Sanofi, the license and research services provided by Pieris AG represent one unit of accounting because, based on the stage of development of the licensed product, the research services provided by Pieris AG to identify drug candidates using Pieris AG’s proprietary Anticalin technology against Sanofi’s selected targets were necessary before the licenses would have any standalone value.

The estimated selling prices for the licenses in the agreement are Pieris AG’s best estimate of selling price and were determined based on market conditions and entity-specific factors such as considerations of preclinical and clinical testing results and Pieris AG’s pricing practices and pricing objectives. The estimated selling price of research services are Pieris AG’s best estimate of selling price and are determined based on market conditions and entity-specific factors such as internal cost considerations and Pieris AG’s pricing practices and pricing objectives.

At inception, the total arrangement consideration of $8.1 million (which comprises the $4.9 million upfront payment and the expected fees for the research services to be provided under the remainder of the arrangement) was allocated to the deliverables based on the relative selling price method as follows: $3.5 million to the licenses, $1.4 million to the four options to acquire additional licenses and $3.2 million to the estimated research services to be provided. As the license and research services were determined to be one unit of accounting, the consideration allocated to each license is recognized over the period of substantial involvement, which was determined to be the period during Pieris AG was required to provide research services to discover drug candidates against targets identified, approximately two years. Pieris AG reassesses the estimated term at the end of each reporting period. At the end of 2012, Pieris AG determined that the required research term for one of the initial terms would extend to a period of 40 months, and management updated the estimated required service period to amortize the remaining deferred upfront payment over the new term. Two of the four options expired un-exercised in 2011, and as a result Pieris AG recognized $0.7 million of revenue upon expiration. The option term for the remaining two options was extended to February 2013, and Sanofi exercised one option to obtain an additional license. For the exercised option, the allocated consideration of $0.35 million for the option and the $1.4 million payment of the exercise price of the option were deferred and amortized over the expected required service period of approximately two years. The program covered by the exercised option was terminated in December 2013, and accordingly, Pieris AG recognized the remaining deferred revenue upon termination. The remaining option expired in February 2013 and the allocated consideration of $0.35 million was recognized into revenue at the time of expiration.

Pieris AG recognized a milestone payment of $0.3 million as revenue for the nine months ended September 2014. The milestone payment is based on successful in vivo studies. The milestone could not be achieved solely upon the passage of time. For revenue recognition purposes, management determined this milestone to be substantive in accordance with applicable accounting guidance related to milestone revenue. Substantive uncertainty existed at the inception of the arrangement as to whether the milestone would be achieved because of the numerous variables, such as the high rate of failure inherent in research and development activities and the uncertainty involved with obtaining regulatory approval. Therefore, the payment was recognized in its entirety as revenue in the nine months ended September 30, 2014 when the research milestone was reached.

For the nine months ended September 30, 2014, the Company recognized $0.7 million in revenues, of which $0.3 million related to the achievement of milestones related to the Sanofi collaboration. For the nine months ended September 30, 2013, the Company recognized $2.5 million in revenues, none of which related to the achievement of milestones.

4. Fair Value Measurements

ASC Topic 820 Fair Value Measurement defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date. Pieris AG applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement.

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 utilizes quoted market prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

Pieris AG’s cash equivalents consist of highly liquid money market funds and are measured at fair value on a recurring basis. These funds are classified as Level 1 in the fair value hierarchy because they are valued using quoted prices for the periods ended September 30, 2014 and December 31, 2013. The carrying amounts of $198,493 and $3,307,520 as of September 30, 2014 and December 31, 2013, respectively, equal the fair value of the cash equivalents.

The Company’s other financial instruments include debt instruments (convertible stockholder loan and bank loan) and are classified as Level 2 within the fair value hierarchy. The fair value of these instruments was determined using the discounted cash flow method based on contractual cash flows and the current rate at which debt with similar terms could be issued. The fair values for these debt instruments approximated carrying values as of September 30, 2014 and December 31, 2013.

5. Related-Party Transactions

Research and License Agreement with Technische Universität München (“TUM”)

On July 4, 2003, Pieris AG entered into a research and licensing agreement with TUM, which was subsequently renewed and, on July 26, 2007, superseded and replaced. The agreement established a joint research effort led by Prof. Arne Skerra, Chair of Biological Chemistry of TUM, to optimize Anticalin technologies for use in therapeutic, prophylactic and diagnostic applications and as research reagents, and to gain fundamental insights in lipocalin scaffolds. Prof. Dr. Skerra was a member of Pieris AG’s supervisory board when the parties entered into such agreement and during the period covered by the consolidated financial statements in this report. Pieris AG provided certain funding for TUM research efforts performed under the agreement.

As a result of research efforts to date under the agreement, Pieris AG holds a worldwide exclusive license under its license agreement with TUM to multiple patents and patent applications, including an exclusive license to an issued U.S. patent, which patent will expire in 2027 (subject to a possible term adjustment period). Pieris AG also holds an exclusive license to an issued U.S. patent No. 8,420,051, which patent is expected to expire in 2029. Pieris AG bears the costs of filing, prosecution and maintenance of patents assigned or licensed to Pieris AG under the agreement.

As consideration for the assigned patents and licenses above, Pieris AG is required to pay certain development milestones to TUM. Pieris AG also is obliged to pay low-single-digit royalties, including annual minimum royalties, on sales of such products incorporating patented technologies. If Pieris AG grants licenses or sublicenses to those patents to third parties, Pieris AG will be obliged to pay a percentage of the resulting revenue to TUM. Pieris AG’s payment obligations are reduced by Pieris AG’s proportionate contribution to a joint invention. Payment obligations terminate on expiration or annulment of the last patent covered by the agreement. Pieris AG can terminate the licenses to any or all licensed patents upon specified advance notice to TUM. TUM may terminate the license provisions of the agreement only for cause. Termination of the agreement does not terminate the rights in patents assigned to Pieris.

Pieris AG has incurred the following expenses related to TUM (excluding value added taxes):

	Nine months ended September 30,
	2014	2013
Transfer of licenses and protective rights	$50,839	$49,405
Research	—	22,454

Total expenses incurred with TUM	$50,839	$71,859

Pieris AG has recorded $342,219 and $366,799 as of September 30, 2014 and 2013, respectively, related to the amounts due under the research and license agreement (see Note 7 Commitments and Contingencies).

The agreement requiring Pieris AG to make payments for research conducted by TUM expired in February 2013 with no further obligations by Pieris AG.

Consulting Contract between Prof. Dr. Arne Skerra and Pieris AG

In 2001, Pieris AG entered into a Consulting Agreement with Prof. Dr. Arne Skerra, pursuant to which Prof. Dr. Arne Skerra provides advice regarding the use of new proteins, in particular Anticalin proteins and antibodies, for the purpose of research and development. The Consulting Agreement has an unlimited term but can be terminated by Pieris AG upon three months’ notice with effect from the end of a month and by Prof. Dr. Arne Skerra upon one year’s notice with effect from the end of a year. Under the Consulting Agreement, Pieris AG incurred and paid to Prof. Dr. Skerra consulting fees of $26,995 and $26,438 for the periods ended September 30, 2014 and 2013, respectively.

Convertible Stockholder Loans

On November 12, 2012, Pieris AG and several of its stockholders (the “Investors”) entered into an unsecured Convertible Stockholder Loan Agreement (the “2012 Bridge Loan”). The 2012 Bridge Loan includes a conversion feature to convert the loan amounts at the option of the Investor into Series B preferred shares of Pieris AG, contingent upon certain conversion conditions. The 2012 Bridge Loan specifies a maturity date of December 31, 2013 and an interest rate of 12% per year before the maturity date. The agreement further provides that in case the loan amounts have not been repaid at the maturity date, the outstanding amounts will be subject to an interest rate of 18% per year for periods after the maturity date. The 2012 Bridge Loan does not contain financial or non-financial covenants.

As of March 2014, Pieris AG and its stockholders amended the 2012 Bridge Loan. The parties agreed to postpone the ultimate maturity date with respect to the remaining balance of the 2012 Bridge Loan from December 31, 2013 to December 31, 2015. The stockholders party to the 2012 Bridge Loan participated in the 2014 Series C Financing in the fourth quarter of 2014 and waived their claims for repayment of the 2012 Bridge Loan as consideration (see Note 8, Subsequent Events).

Prior to the Series C Financing Pieris AG entered into a second bridge loan agreement in April 2014 (the “2014 Bridge Loan”) with certain of its stockholders pursuant to which Pieris AG received a commitment for financing in the aggregate amount of €2,000,000 ($2,525,600), which loan amount, if drawn down by Pieris AG, would be convertible into preferred shares of Pieris AG after the maturity date or upon occurrence of certain events. The 2014 Bridge Loan included two tranches of available financing: (i) Tranche A of €1,500,000 ($1,894,200) and (ii) Tranche B of €500,000 ($631,400). In June 2014, Pieris AG called 67% of Tranche A, or €1,000,000 ($1,262,800). Loan amounts outstanding under the 2014 Bridge Loan accrued interest at a rate of 12% per year and had a maturity date of December 31, 2015, after which the loan amounts would accrue interest at a rate of 18% per year. The stockholders party to the 2014 Bridge Loan participated in the 2014 Series C Financing and waived their claims for repayment of amounts outstanding under the 2014 Bridge Loan as consideration. The stockholders participating in the 2014 Bridge Loan also invested the €1,000,000 ($1,262,800) remaining commitment in cash directly in the 2014 Series C Financing.

Four significant stockholders of Pieris AG — Orbimed Private Investments III, Gilde Europe Food & Agribusiness Fund B.V., The Global Life Science Ventures Fund and Coöperative AAC LS U.A. (Forbion B.V.) — participated as Investors in the 2012 Convertible Bridge Loan, the 2014 Convertible Bridge Loan and the 2014 Series C Financing as related parties.

Pieris AG recorded related-party interest expense concerning the Convertible Bridge Loans in the amounts set forth in the table below:

	Nine months ended September 30,
	2014	2013
Orbimed Private Investments III, LP	$63,955	$58,351
The Global Life Science Ventures Fund	57,709	51,778
Gilde Europe Food & Agribusiness Fund B.V.	54,158	49,921
Coöperative AAC LS U.A. (Forbion B.V.)	28,288	25,994

Sum of related party interest expense concerning the Convertible Bridge Loans	$204,110	$186,044

Receivables from Issuance of Shares

The founders of Pieris AG participated in the Seed round capital increase of common shares at par value. For certain stockholders, the payment of the share premium into Additional paid-in capital (fully or partially) was deferred until the occurrence of an exit event and is recorded as Receivable from issuance of shares in Pieris AG’s Consolidated Balance Sheets. Amounts were deferred for Claus Schalper among others. Mr. Schalper is the CFO of Pieris AG and thus, a related party to Pieris AG. As of September 30, 2014 and December 31, 2013, the receivable from issuance of shares amounted to $1,755 for Mr. Schalper.

In connection with the consummation of the Acquisition, Pieris AG waived all deferred payment claims against the aforementioned stockholders (see Note 1 Corporate Information-Subsequent Transaction).

6. Debt

TBG Loan

As of April 3, 2014, Pieris AG and tbg Technologie-Beteiligungs-Gesellschaft mbH (“TBG”), the subsidiary of KfW Bank, Frankfurt (“KfW”), signed a repayment agreement concerning Pieris AG’s repayment of its liabilities to TBG outstanding at December 31, 2013 in a total amount of €1.2 million ($1.65 million). The principal amount bears interest at a rate of 10.53%. Under the repayment agreement, Pieris AG has agreed to a payment schedule pursuant to which it will make semi-annual payments until 2016. In December 2014, the repayment schedule was further modified. (See Note 8, Subsequent Events).

7. Commitments and Contingencies

Arbitration

Under the Research and Licensing Agreement between Pieris AG and TUM as of July 26, 2007, Pieris AG is required to make payments to TUM based on Pieris AG’s revenues generated from entering into sub-licensing agreements with any third party with respect to University Inventions and/or Joint Inventions (each as defined in the Research and Licensing Agreement). These revenues include upfront license payments as well as milestone payments received by Pieris AG from third parties. Pieris AG has signed six sub-licensing agreements between 2004 and 2012 (the period under dispute), under which it has recorded revenues. Pieris AG acknowledges an obligation to TUM; however, the parties disagree regarding the amount due. In March 2014, the Company initiated arbitration proceedings in order to resolve the dispute. Although it is not possible to predict the outcome of such arbitration, Pieris AG has assessed the degree of probability and the reasonably possible losses that it could incur as a result of these matters. Pieris AG believes that its accrual for possible liability under the agreement as of September 30, 2014 (in an amount of $342,219) appropriately reflects its estimated future payment obligations. The amount currently in dispute is $2,775,148.

After Pieris AG instituted the arbitration proceeding, TUM submitted its position to the Deutsche Institution für Schiedsgerichtsbarkeit that it does not have capacity to be sued under the action for a declaratory arbitration decision brought by Pieris AG in relation to the TUM License Agreement, and that instead, it is the Free State of Bavaria that is the proper respondent to said action. In turn, Pieris AG responded that TUM’s argument is not sustainable because based on applicable principles under the German civil law rules on agency and representation and relativity of (contractual) obligations (which is akin to the common law doctrine of privity of contract), in entering into the TUM License Agreement in the name of itself as a legal entity engaging in private legal transactions, TUM was conducting affairs relating to it as a body in its own right and was not engaging in a governmental matter nor acting as an agent of the government, TUM thus has capacity to be sued in relation to any disputes arising from and regarding contractual provisions of the TUM License Agreement and is thus also the proper respondent in the action.

As of the date of this report, each party to the arbitration proceeding has appointed one arbitrator and the party-named arbitrators collectively selected the third arbitrator as the chairman of the arbitration panel. The panel has indicated that it will first decide the issue of whether TUM is the proper respondent in this action and has set a date for a first hearing in Munich, Germany on January 20, 2015.

On December 1, 2014, TUM filed its statement of defense, maintaining its earlier calculation of the Out-License Fee. Pieris AG has until January 12, 2015 to file a reply brief in response to TUM’s defense.

Tax Field Audit

On July 11, 2014 a tax field audit for the years 2010 to 2012 in accordance with §193 paragraph 1 AO under German law was announced by the tax office Freising. The tax field audit took place in July 2014. Preliminary results indicate a reduction of Pieris AG’s net operating loss carryforwards on German corporate income tax by $646,814 for each of the years ended December 31, 2012 and 2013.

8. Subsequent Events

Acquisition

On December 17, 2014, Pieris AG and Pieris Pharmaceuticals, Inc. (formerly known as Marika Inc., a non-operating public shell company in the United States, renamed Pieris Pharmaceuticals, Inc.) entered into an Acquisition Agreement. Pursuant to the Acquisition Agreement, the stockholders of Pieris AG contributed all of their equity interests in Pieris AG to Pieris Pharmaceuticals, Inc. for shares of Pieris Pharmaceuticals, Inc.’s common stock, which resulted in Pieris AG becoming a wholly owned subsidiary of Pieris Pharmaceuticals, Inc. (the “Acquisition”). The Acquisition closed on December 17, 2014.

On December 17, 2014, Pieris AG and Marika Inc. completed the Acquisition, and Pieris AG became a wholly owned subsidiary of Pieris Pharmaceuticals, Inc.

On December 5, 2014, Pieris Pharmaceuticals, Inc. completed a 2.272727-for-1 forward split of its common stock in the form of a dividend, with the result that 6,100,000 shares of common stock outstanding immediately prior to the stock split became 13,863,635 shares (after rounding for fractional shares) of common stock outstanding immediately thereafter.

Effective as of December 16, 2014 Marika Inc. amended and restated its Certificate of Incorporation to, among other things, change its name from Marika Inc. to “Pieris Pharmaceuticals, Inc.” and increase its authorized capital stock from 75,000,000 shares of common stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. On December 17, 2014 Pieris Pharmaceuticals, Inc. transferred its pre-Acquisition assets and liabilities to its former majority stockholder, Aleksandrs Sviks, in exchange for the surrender by him and cancellation of 11,363,635 shares of Pieris Pharmaceuticals, Inc. common stock. At the closing of the Acquisition, Pieris Pharmaceuticals, Inc. issued an aggregate of 20,000,000 shares of its common stock to the former stockholders of Pieris AG in exchange for all of the outstanding shares (common and preferred) of Pieris AG’s capital stock. Pieris AG has become a wholly owned subsidiary of Pieris Pharmaceuticals, Inc., and the former stockholders of Pieris AG collectively own approximately 89% of the outstanding shares of Pieris Pharmaceuticals, Inc. common stock.

Immediately following the closing of the Acquisition, Pieris Pharmaceuticals, Inc.’s outstanding shares of common stock (on a fully diluted basis) are owned as follows:

•	Former holders of Pieris AG’s capital stock hold an aggregate of 20,000,000 shares of Pieris Pharmaceuticals, Inc.’s common stock, or approximately 78% on a fully diluted basis;

•	Holders of Marika Inc.’s common stock prior to the closing of the Acquisition hold an aggregate of 2,500,000 shares of Pieris Pharmaceuticals, Inc.’s common stock, or approximately 10% on a fully diluted basis; and

•	3,200,000 shares of common stock are reserved for issuance under the 2014 Employee, Director and Consultant Equity Incentive Plan of Pieris Pharmaceuticals, Inc., or the Pieris Plan representing approximately 12% on a fully diluted basis. As of the date hereof, options to purchase 1,430,000 shares of our common stock have been issued under the Pieris Plan to our executive officers and directors, and options to purchase 1,089,500 shares of our common stock have been issued under the Pieris Plan to other employees and consultants. As a result of such grants, 680,500 shares of our common stock are available for future issuance under the Pieris Plan.

TBG Loan

On December 11, 2014, Pieris Operating and TBG entered into an accelerated repayment agreement in respect of the claims of TBG against Pieris AG. Pursuant to terms of the accelerated repayment agreement, conditioned upon closing of the Acquisition, Pieris AG will be obligated to pay €1,050,000 ($1.45 million), the outstanding amount under the repayment agreement, in two tranches as follows: €600,000 ($825,960) plus accrued interest on January 31, 2015 and €450,000 ($619,470) on March 31, 2015. Upon full payment of the accelerated repayment amount of €1,050,000 ($1.4 million), all claims of Pieris AG and TBG against each other from or in connection with the silent partnership agreement dated May 13, 2003 and the repayment agreement entered into on April 3, 2014, will be considered settled and repaid in full.

2014 Series C Financing

During the fourth quarter of 2014, Pieris AG completed a financing round and issued Series C preferred shares (the “2014 Series C Financing’’). The 2014 Series C Financing included issuing shares for aggregate cash proceeds of $6,271,783, of which $1,262,800 was received prior to September 30, 2014 and is included as “Preferred share subscription” on the balance sheet as of September 30, 2014. Additionally, principal and interest amounts outstanding related to the 2012 Bridge Loan and 2014 Bridge Loan ($4,415,170) were converted for additional Series C preferred shares.

The Series C stockholders were entitled to receive a preference payment in the event of any liquidation, dissolution, winding-up or exit event (i.e., any merger or consolidation into or any other corporation or sale of more than 50% of Pieris AG’s assets or 50% of Pieris AG’s shares) of Pieris AG, or in the event of a dividend or other distribution by the Company to its stockholders before any payment was made to the holders of shares of Pieris AG’s other preferred or common shares. The Series C preferred stockholders were entitled to receive 2.5 times the original issuance price of the Series C preferred plus cumulative annual interest of 8% before other preferred or common shareholders received consideration in such events.

All outstanding Series C preferred shares were exchanged for common stock of Pieris Pharmaceuticals, Inc. in the Acquisition.